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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
HMN Financial, Inc.:

We consent to the incorporation by reference of our report dated March 8, 2019, with respect to the consolidated balance sheets of HMN Financial, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of HMN Financial, Inc. and in the following Registration Statements of HMN Financial, Inc.: Nos. 33-88228, 33-94388, 33-94386, 333-64232, 333-158893 on Form S-8, No. 333-156883 on Form S-3 and No. 333-217714 on Form S-8.

CliftonLarsonAllen LLP

/s/ CliftonLarsonAllen LLP

Minneapolis, Minnesota
March 8, 2019

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